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Exhibit 23.1
                        Consent of Independent Auditors

The Partners of
Star Gas Partners, L.P.:

We consent to incorporation by reference in the registration statements
No. 333-75701 on Form S-3 and Nos. 333-49751 and 333-66005 on Form S-4 of Star
Gas Partners, L.P. of our report dated November 30, 1999, relating to the consolidated balance sheets of Star Gas Partners, L.P. and Subsidiaries as of September 30, 1999 and 1998 and the related consolidated statements of operations, partners' capital and cash flows for each of the years in the three-year period ended September 30, 1999 and related schedule, which report appears in the September 30, 1999 annual report on Form 10-K of Star Gas Partners, L.P.


/s/ KPMG LLP
Stamford, Connecticut
November 30, 1999